EXHIBIT 10.2

BRIDGE CREDIT FACILITY AGREEMENT

between

SACYR VALLEHERMOSO PARTICIPACIONES MOBILIARIAS, S.L.

as Borrower

SACYR VALLEHERMOSO, S.A.

as Guarantor

and

BANCO SANTANDER CENTRAL HISPANO, S.A.

as

Financing Bank

Madrid, October 16, 2006

CONTENTS

PARTIES RECITALS CLAUSES

1.	AMOUNT AND PURPOSE OF BRIDGE FACILITY

	1.1.	AMOUNT

	1.2.	PURPOSE

2.	DRAWDOWN OF BRIDGE FACILITY

	2.1.	DRAWDOWN CONDITIONS

	2.2.	DRAWDOWN OF BRIDGE FACILITY

	2.3.	DELIVERY OF DRAWDOWN FUNDS

3.	BRIDGE FACILITY SPECIAL ACCOUNT

4.	INTEREST

	4.1.	ACCRUAL AND PAYMENT OF INTEREST

	4.2.	INTEREST PERIODS

	4.3.	SELECTION OF TERM OF DURATION OF INTEREST PERIODS

	4.4.	INTEREST RATE

		A)	Reference Interest Rate and Margin

		B)	Margin

		C)	Ordinary Reference Interest Rate

		D)	Preferred Substitute Reference Interest Rate

		E)	Subsidiary Substitute Reference Interest Rate

	4.5.	CALCULATION AND COMMUNICATION OF INTEREST RATE

	4.6.	ANNUAL PERCENTAGE RATE

	4.7.	CALCULATION

5.	ORIGINATION FEE

6.	AMORTIZATION

	6.1.	ORDINARY AMORTIZATION

	6.2.	VOLUNTARY PREPAYMENT

	6.3.	PREPAYMENT DUE TO REFINANCING

7.	PAYMENTS

8.	IMPUTATION OF PAYMENTS

9.	DEFAULT IN SATISFACTION OF OBLIGATIONS

	9.1.	DEFAULT INTEREST

	9.2.	DEFAULT INTEREST RATE

	9.3.	ACCRUAL, CAPITALIZATION AND PAYMENT

	9.4.	OTHER RIGHTS ARISING FROM DEFAULT OR BREACH

10.	INDEMNITIES

11.	TAXES AND EXPENSES

	11.1.	INDIRECT TAXES

	11.2.	CORPORATE INCOME TAX OF FINANCING BANK

	11.3.	PAYMENTS NET OF TAXES AND GROSSING UP

	11.4.	OTHER COSTS AND EXPENSES

12.	ADDITIONAL COST AND UNFORESEEN ILLEGALITY

	12.1	ADDITIONAL COST

	12.2.	UNFORESEEN ILLEGALITY

13.	REPRESENTATIONS OF THE BORROWER AND THE SHAREHOLDER

	13.1.	REPRESENTATIONS

	13.2.	EFFECTIVENESS OF REPRESENTATIONS

14.	OBLIGATIONS OF THE BORROWER AND THE SHAREHOLDER IN ADDITION TO PAYMENT OBLIGATIONS

	14.1.	REPORTING OBLIGATIONS

	14.2.	BORROWER’S OBLIGATIONS TO ACT AND NOT ACT

	14.3.	SHAREHOLDER’S OBLIGATIONS

15.	EARLY TERMINATION

	15.1.	EARLY TERMINATION EVENTS

	15.2.	EFFECTS OF TOTAL EARLY TERMINATION

16.	SIGNATURE GUARANTEE

17.	SETTLEMENT OF BALANCE DUE AND JUDICIAL ENFORCEMENT

	17.1.	SETTLEMENT AND ENFORCEMENT AGAINST THE BORROWER

	17.2.	SETTLEMENT AND ENFORCEMENT AGAINST THE SHAREHOLDER

18.	SET-OFF

19.	COMPUTATION OF TIME PERIODS

20.	NOTICES

	20.1.	FORM OF GIVING NOTICES

	20.2.	ADDRESSES AND ACCOUNTS

	20.3.	NEW ADDRESSES

21.	ASSIGNMENTS

	21.1.	ASSIGNMENT BY FINANCING BANKS

	21.2.	ASSIGNMENT BY THE BORROWER AND THE SHAREHOLDER

22.	CONFIDENTIALITY

23.	JURISDICTION

24.	GOVERNING LAW

25.	PUBLIC NOTARIZATION

SCHEDULE	1	REQUEST FOR DRAWDOWN
SCHEDULE	2	NOTICES

Made in Madrid, this 16th day of October, 2006,

BY AND AMONG

(i)	Sacyr Vallehermoso Participaciones Mobiliarias, S.L. (hereinafter, the “Borrower”), a Spanish company, having its registered offices at Paseo de la Castellana, 83-85, Madrid, holder of Tax Identification Code number B84791516, as represented herein by Mr. Luis Fernando del Rivero Asensio, of legal age, holder of National Identity Card number 22403911W, in his capacity as Administrator with individual powers, having sufficient powers and authorities to execute this Agreement, as accredited by means of the deed of incorporation executed before Madrid Notary Public Ignacio Martínez-Echevarría y Ortega on August 1, 2006, under number 1,379 of his official records.

(ii)	SACYR VALLEHERMOSO, S.A. (hereinafter, the “Shareholder”), a Spanish company, having its registered offices at Paseo de la Castellana, no. 83-85, holder of Tax Identification Code number A28013811, as represented herein by Mr. Luis Fernando del Rivero Asensio, of legal age, holder of National Identity Card number 22403911W, in his capacity as Chairman of the Board of Directors, with sufficient powers and authorities to execute this Agreement as accredited by means of the deed of appointment and delegation of powers and authorities executed before Madrid Notary Public José-Aristónico García Sánchez, on November 16, 2004, under number 2,589 of his official records.

(iii)	BANCO SANTANDER CENTRAL HISPANO, S.A. (hereinafter, the “Financing Bank”), a Spanish company, having its registered offices at Paseo Pereda, 9-12, 39004 Santander, Cantabria, holder of Tax Identification Code number A39000013, as represented herein by Mr. Pablo Faustino Lastra Moreno, of legal age, holder of National Identity Card number 50743482P, and by Mr. Manuel Pérez Peral, of legal age, holder of National Identity Card number 27300295P, having sufficient powers and authorities to execute this Agreement.

WITNESSETH

I.	Whereas the Borrower wishes to acquire (the “Acquisition”) on the market shares of the company REPSOL YPF, S.A. (the “Affected Company”).

II.	Whereas in order to finance the Acquisition until such time in which a more long- term facility is arranged, the Borrower and the Financing Bank executed on October 11, 2006, a Bridge Credit Facility Agreement in an amount of up to €1,100,000,000.

III.	Whereas for the same purpose of financing the Acquisition until such time in which a more long-term facility is arranged, the Borrower has applied to the Financing Bank for an additional bridge credit facility in an amount of up to €1,500,000,000.

IV.	Whereas the Shareholder has also undertaken to jointly and severally guarantee the Borrower’s obligations under the bridge credit facility referred to in the above recital.

CLAUSES

1.	AMOUNT AND PURPOSE OF BRIDGE FACILITY

1.1.	Amount

Subject to the terms and conditions established in this Agreement, the Financing Bank hereby grants to the Borrower, who hereby accepts, a commercial bridge credit facility (the “Bridge Facility”) for a maximum amount of €1,500,000,000 (ONE BILLION FIVE HUNDRED MILLION EURO) (the “Facility Amount”).

The Borrower agrees to draw down the Bridge Facility in the terms and conditions established in this Agreement, to repay the principal drawn down and to pay interest thereon. Furthermore, it is required to pay any fees, costs, taxes and expenses assumed in the Bridge Facility and to abide by the remaining obligations thereof in accordance with the provisions of this Agreement.

1.2.	Purpose

The Bridge Facility shall be used exclusively to finance:

(i) the purchase price of the shares of the Affected Company which are being or have been acquired by the Borrower within the frame of the Acquisition; and

(ii) the expenses associated with the Acquisition.

2.	DRAWDOWN OF BRIDGE FACILITY

2.1.	Drawdown Conditions

The Borrower may draw down the Bridge Facility in one or more drawdowns (each one of which, the “Drawdown”) provided that, with respect to each one of them, both on the date of the relevant Drawdown as well as on the expected date of repayment thereof, the following conditions are satisfied:

(a) That the formal representations made by the Borrower and the Shareholder in clause 13 continue to be true, correct and accurate in their entirety.

(b) That no cause for early termination of this Agreement exists in accordance with clause 15 or is any such cause going to take place as a consequence of making the Drawdown.

(c) That the pay-out be earmarked towards the payment of the shares of the Affected Company and brokerage expenses.

2.2.	Drawdown of Bridge Facility

The Bridge Facility may be drawn down through the Business Day preceding the Final Maturity Date.

Each Drawdown request shall be tied to one of the purposes established in clause 1.2. Drawdowns may take place subject to application made for such purpose by the Borrower.

The delivery date of the funds requested shall be that notified in the relevant application for Drawdown (the delivery date of funds shall be deemed to be the “Drawdown Date”).

The Drawdown request, which must be received by the Financing Bank at least on the second Business Day prior to the Drawdown Date, shall conform with the form attached hereto as Schedule 1, shall be irrevocable, the Borrower thus being required to draw down the amount requested on the date and in the amounts indicated, and must be signed by a person or persons holding sufficient powers of attorney to represent the Borrower.

In no case may the amount of a Drawdown, added to the amount of Drawdowns made previously, exceed the Facility Amount.

2.3.	Delivery of Drawdown Funds

Funds drawn down by the Borrower must be paid-out on the relevant Drawdown Date into the account open in the Borrower’s name at Branch 1500 of the Financing Bank.

The Borrower acknowledges and accepts that payment made in accordance with the stipulations of this clause shall take all legal effects of delivery and shall represent an effective payment receipt and acknowledgement of the delivery of funds against the Drawdown on the part of the Borrower.

The Financing Bank may refuse the delivery of funds pursuant to a Drawdown, the use of which is other than as provided by this Agreement.

3.	BRIDGE FACILITY SPECIAL ACCOUNT

The Financing Bank shall open a special account in which it shall record each one of the Drawdowns, accruals and payments made with respect to the Bridge Facility.

The following entries shall be made in this account, as applicable:

DEBIT:

- Amounts drawn down by the Borrower as principal of the Bridge Facility; and

- Interest, fees and any other concepts accruing against the Bridge Facility, with the ability to make entries pertaining to amounts accruing pending maturity every day or grouped together by any periods of time;

CREDIT:

- Payments received by the Financing Bank for settlement or amortization of obligations arising out of the Bridge Facility.

Accordingly, the account balance shall establish at all times the liquid balance owed by the Borrower to the Financing Bank as a consequence of the Bridge Facility.

4.	INTEREST

4.1.	Accrual and Payment of Interest

The amount of the Bridge Facility drawn down and pending repayment shall accrue interest daily on the basis of a 360-day year, and shall be calculated in accordance with the provisions of clause 4.7.

The interest rate shall be set separately for each Interest Period, the relevant rate applying to the principal of the Bridge Facility during the term of duration of such period.

Interest accruing during each one of the Interest Periods shall remain due and payable on the last day of the relevant Interest Period, with no need for prior formal demand, in the form established in clause 7 of this Agreement.

4.2.	Interest Periods

The time between each Drawdown Date and the Final Maturity Date shall be deemed to be divided into successive periods referred to as “Interest Periods”.

The duration of the Interest Periods applicable to each Drawdown shall adjust to the following rules:

(a) The Interest Periods shall have a duration of one (1) or three (3) months, at the choice of the Borrower.

(b) The first Interest Period of each Drawdown shall begin on the respective Drawdown Date. Each one of the following Interest Periods for said Drawdown shall commence on the last day of the immediately preceding Interest Period of such Drawdown. At the end of each Interest Period a new

Interest Period shall begin. For the accrual, calculation and settlement of interest of the various Interest Periods the first day of the period shall be deemed to be included and the last day excluded.

	(c)	The dates set in this Agreement for making any payment which turn out to be a non-business day shall be deemed to be transferred to the immediately following Business Day, unless the latter should fall within the following calendar month, in which case they shall be deemed to be transferred to the immediately preceding Business Day. If this should yield a greater or lesser duration in a period of time which must conclude on that payment date, the extension or reduction of the period of time so taking place shall be deducted from or added to, respectively, the immediately following period making for continuity with the former.

The exact computation of each Interest Period shall be made in accordance with the rules, practices and conventions which govern the Euro Money Market from time to time. The next Interest Period shall end on the same date on which it would have ended had the adjustment of the immediately preceding Interest Period not take place in accordance with the rules mentioned above.

	(d)	The duration of Interest Periods shall necessarily be adjusted, with regard to their ending date, so as to coincide with the Final Maturity Date.

	(e)	Until the end of the Drawdown Period, the duration of the Interest Period of the second and subsequent Drawdowns shall be for a period equal to that running from the date of the Drawdown in question through the expiration date of the Interest Period in effect at that time. Consequently, on the said date, all Drawdowns in effect at that time shall be consolidated into one single one.

As a consequence of the provisions of sections (d) and (e), supra, the duration of an Interest Period may differ from those contemplated in section (a) and have a duration of weeks or days, less than one (1) month.

4.3.	Selection of Term of Duration of Interest Periods

Prior to 10:30 a.m. on the third Business Day preceding the start of each Interest Period, the Borrower shall notify the Financing Bank of the duration selected for the new Interest Period about to begin, within the options indicated in section 4.2, section (a) and subject to the further limitations established above. If it does not do so, it shall be deemed to have chosen the duration of the Interest Period to be one (1) month (or, as the case may be, such other lesser duration in compliance with the provisions of section 4.2, section (d), supra).

4.4.	Interest Rate

	A)	Reference Interest Rate and Margin:

The interest rate shall be equal to the sum of (a) the “Reference Interest Rate” plus (b) the “Margin”.

The applicable Reference Interest Rate (the “Ordinary Reference Interest Rate”) shall be EURIBOR, calculated as provided by paragraph C) of this clause.

In the absence of the Ordinary Reference Interest Rate, the Reference Interest Rate shall be that which results from the quotations of rates calculated by the Reference Banks in accordance with the provisions of paragraph D) of this clause (“Preferred Substitute Reference Interest Rate”); and, in the absence of the latter, the Reference Interest Rate shall be that agreed to by the Parties in accordance with the provisions of section E) of this clause (the “Subsidiary Substitute Reference Interest Rate”).

The Substitute Reference Interest Rates, whether Preferred or Subsidiary, shall apply during the entire duration of the Interest Period to which such rate refers, which duration shall be determined by the rate in question. The application of the Substitute Reference Interest Rate shall cease at such time in which an Interest Period begins in which the exceptional circumstances which led to the application thereof disappear, the applicable Ordinary Reference Interest Rate once again being applied as from such time.

The interest rate resulting from the addition of the Margin to the Reference Interest Rate shall be increased by:

the amount of any present or future tax or state or non-state surcharge, levied upon the obtaining of funds in the Euro Money Market; and

as the case may be, the following costs of obtaining funds in the Euro Money Market, duly justified: (i) brokerage fee; and (ii) funds’ transfer costs.

	B)	Margin:

“Margin” is taken to mean 80 (EIGHTY) basis points, which shall be added to the Reference Interest Rate.

	C)	Ordinary Reference Interest Rate:

“EURIBOR” (Euro Interbank Offered Rate) is taken to mean the reference interest rate of the Euro Money Market which results from application of the convention in force from time to time, under the auspices of the FBE

(Federation Bancaire de l’Union Europeene) and the Financial Market Association (ACI) as presently published on the Reuters “EURIBOR 01” screen, or that which may come to replace it from time to time, at approximately 11:00 a.m. on the second Business Day immediately preceding the start of each Interest Period, for deposits in Euro for a period of time equal to the Interest Period in question, with delivery of funds on the second Business Day following the day the rate is set, as per the calendar in effect for TARGET (Trans-European Automated Real-Time Gross Settlement Express Transfer System).

In the event that, due to extraordinary circumstances or another cause no EURIBOR quotation is provided for the term requested by the Borrower or which is applicable in accordance with the provisions of this Agreement, despite being one of those usually quoted on such market, but a quotation does indeed exist for a lesser term of duration, the rate of those quoted in accordance with the convention and on the screen indicated (or via the source of information which substitutes said screen) pertaining to the term immediately lower in duration than that requested by the relevant Borrower shall be taken as the Reference Interest Rate. The duration of the Interest Period shall necessarily be adjusted to that of the term of the Reference Interest Rate.

For the particular case of Interest Periods which, due to the effect of adjustments in duration required by clause 4.2, have a duration which is different from the terms for which reference rates are usually offered in accordance with the convention and on the screen indicated in the above paragraph, the interest rate applicable to said period shall be calculated through the linear interpolation of the two rates pertaining to the period immediately lower in duration and to the one immediately higher from among those usually quoted. If there is no lower period, the rate of the higher period shall be taken.

D)	Preferred Substitute Reference Interest Rate:

In the event that it is not possible to determine the Ordinary Reference Interest Rate applicable to an Interest Period in accordance with the provisions of section C), supra, the Financing Bank shall notify this circumstance to the Borrower, and the reference interest rate shall be the “Preferred Substitute Reference Interest Rate” determined in function of the quotations of the Reference Banks.

The Preferred Substitute Reference Interest Rate shall be calculated as the arithmetic mean of the interest rates reported (publicly or to the Financing Bank) by Banco Popular, Banco Sabadell and Barclays (hereinafter, the “Reference Banks”) as rates being offered to first-rate banks in the Euro Money Market for the establishment of deposits in Euro at a term equal to the duration of the Interest Period in question, at approximately 11:00 a.m. on the second Business Day immediately preceding the start of the Interest Period in question. In the event that any of the Reference Banks does not provide the interest rate, the Substitute Interest Rate shall be calculated on the basis of those furnished by the remaining Reference Banks. And if only one of these Reference Banks is able to provide the interest rate, such interest rate shall govern.

If none of the Reference Banks provide a quotation for deposits at the same term requested by the Borrower or which is applicable in accordance with the provisions of this Agreement, despite being one of those usually quoted in the Euro Money Market, whether due to extraordinary circumstances or another cause, but do provide one for another term of a lower duration, the Reference Interest Rate shall be that of those quoted by at least two of them for a term of those usually quoted in the respective market, of an immediately lower duration than the one requested. The duration of the Interest Rate shall necessarily be adjusted to the term pertaining to the Reference Interest Rate.

For the particular case of Interest Periods which, due to the effect of adjustments in duration required by clause 4.2, have a duration which is different from the terms for which reference rates are usually offered in accordance with the convention and on the screen indicated in the above paragraph, the interest rate applicable to said period shall be calculated through the linear interpolation of the two rates pertaining to the period immediately lower in duration and to the one immediately higher than the Interest Period, from among those usually offered in such medium for which there is a quotation by at least two of the Reference Banks. If there is no lesser period, the rate of the higher period shall apply.

Public notices or those sent to the Financing Bank by the Reference Banks shall serve as attestable evidence of the Substitute Reference Interest Rate.

The substitution of the Reference Banks shall be possible through a new appointment proposed by the Financing Bank and accepted by the Borrower, who may not object if the new Reference Bank (i) forms part of the panel of banks which quote EURIBOR of those appearing from time to time published or referred to on the website www.euribor.org for deposits in Euro; and (ii) is not the Financing Bank.

In the event that any of the Reference Banks merges with another credit entity or is absorbed thereby, the new resulting or receiving bank, as the case may be, shall substitute the former for purposes of this Agreement. If a spin-off of any of the Reference Banks should take place, all banks resulting from the spin-off that continue to be credit entities shall be deemed to be Reference Banks.

In the event that any of the Reference Banks is liquidated or ceases to exist for any cause other than as provided by the above paragraph, or comes to hold the status of Financing Bank of this Agreement, the credit entity to occupy the place of the former shall be appointed in accordance with the rules contemplated above.

	E)	Subsidiary Substitute Reference Interest Rate:

In the event that it is also not possible to determine the Preferred Substitute Interest Rate for an Interest Period, the Financing Bank shall notify this circumstance to the Borrower, and the Reference Interest Rate shall be that which is negotiated in good faith and determined by the Borrower and the Reference Bank within a deadline of 15 Business Days, it being established that, if within the said deadline, the Parties do not reach an agreement with respect to the Subsidiary Substitute Reference Interest Rate, the Bridge Facility shall become null and void and the Borrower shall be henceforth required to repay it together with interest accruing thereon at the last Reference Interest Rate and any other amount which is owed by the Borrower in accordance with the Agreement.

4.5.		Calculation and Communication of Interest Rate

The Financing Bank shall calculate the Reference Interest Rate applicable to the relevant Interest Period and shall notify it to the Borrower the same day it is determined.

The determination of the Reference Interest Rate by the Financing Bank shall be binding upon the Borrower, except in the case of error.

In case of demonstrated error in the calculation of the Reference Interest Rate verified at any time during the Interest Period in progress, it shall be immediately remedied by the Financing Bank, the remedy taking effect as from the start date of application of the erroneous rate.

4.6.		Annual Percentage Rate

As a matter of information, in accordance with the requirements of Bank of Spain Circular 8/1990, as published in the Official State Gazette (Boletín Oficial del Estado), issue number 226, on September 20, 1990, as worded pursuant to Circular 4/1998, of January 27, it is stated for the record that the annual percentage rate pertaining to the nominal interest rate applicable to the Bridge Facility shall be determined in accordance with the formula appearing in Schedule V to the Circular, in accordance with the new names of the mathematical symbols contained in Bank of Spain Circular 13/1993, of December 21, 1993, expressly deemed to be reproduced herein. Taxes and expenses shall be excluded from the calculation.

4.7. Calculation

              The absolute amount of interest which shall accrue daily in favor of the Financing Bank on principal pending repayment shall be calculated, for each Drawdown, in accordance with the following formula:

Interest = P x ANIR x d 36,000

Where:

             “P” is the amount of principal pending repayment for each Drawdown.

             “ANIR” is the nominal Interest Rate applicable to the Interest Period settled.

             “d” is the number of days of the Interest Period settled.

5.	ORIGINATION FEE

The Financing Bank shall receive an origination fee in the amount of €300,000, which must be paid by the Borrower on the date hereof.

6.	AMORTIZATION

6.1.	Ordinary Amortization

The total amount of the Bridge Facility shall be repaid by the Borrower on January 15, 2007 (the “Final Maturity Date”).

On the same date, the Borrower must repay the total amounts owed under the Agreement including, apart from the payment of principal, interest, default interest, commissions, fees, taxes, expenses and any other concept for which the Borrower is responsible in accordance with this Agreement.

6.2.	Voluntary Prepayment

The Borrower may voluntarily prepay all or part of the Bridge Facility, at no premium and with no penalty, provided that the following conditions are satisfied:

(a) That the Borrower notifies its decision (which shall be irrevocable) to the Financing Bank in writing, submitted at least five (5) Business Days before the date on which it is desired to make the prepayment in question.

(b) That the notice shall specify the amount to be repaid and that the latter shall be equal to the total outstanding balance of the Bridge Facility or, failing this, a minimum amount of €10,000,000 or, in greater amounts, multiples of the aforesaid amount.

(c) That the prepayment date shall coincide with an Interest Period expiration date.

The notice shall be binding upon and irrevocable for the Borrower, who shall be required to make payment of the amount due.

Amounts paid-off may in no case be re-drawn by the Borrower.

6.3.	Prepayment Due to Refinancing

The early termination and repayment of the facility, with payment of interest accrued, at no premium and with no penalty, shall take place on the same date on which a new facility is available which replaces this one in its entirety, provided that the Financing Bank, among other lender banks, shall participate therein.

The date of a prepayment made in accordance with this clause must coincide with an Interest Period expiration date.

Amounts paid-off may in no case be re-drawn by the Borrower.

7.	PAYMENTS

On each date on which the Borrower must pay any sum due in accordance with this Agreement it shall do so, with no need for prior formal demand, prior to 10:00 a.m., for value that same day, as per Bank of Spain valuation rules.

In order to make any payment due under this Agreement, the Borrower must fund with sufficient funds the current account open for this purpose at the Financing Bank, who is irrevocably authorized to debit against this account any amount due.

Payments so made by the Borrower to the Financing Bank shall imply an effective payment receipt in favor of the Borrower.

Amounts owed under this Agreement shall be paid by the Borrower in Euro.

8.	IMPUTATION OF PAYMENTS

Any payment made by the Borrower to the Financing Bank in accordance with this Agreement shall be applied to the following concepts and in the same order as established below:

(a) Default interest.

(b) Ordinary interest accrued and fallen due.

(c) Expenses contemplated under clause 11.

(d) Fees.

(e) Taxes.

(f) Additional costs contemplated under clause 12.

(g) Judicial costs.

(h) Principal.

Within each of the above concepts, the imputation of payments shall begin with the oldest debts, without in any case, nevertheless, that made to certain debits meaning a waiver of others, even if they are older, whether deriving from the same or another concept.

In particular, the receipt by the Financing Bank of a principal payment on the Bridge Facility, even without expressly reserving the right to interest agreed, shall not cancel the obligation to pay interest for which the Borrower is responsible, which shall continue to be payable.

9.	DEFAULT IN SATISFACTION OF OBLIGATIONS

9.1.	Default Interest

Any sum of money not paid when due shall automatically accrue interest for default, or default interest, in accordance with the provisions of article 316 of the Commercial Code at the rate established, infra.

No previous formal demand by the Financing Bank shall be necessary in order that a default shall exist.

9.2.	Default Interest Rate

The default interest rate applicable to any amount due and not paid shall be that resulting from adding one (1) percentage point to the interest rate applicable from time to time to the sums owed, as from the date on which the default occurred until it is paid in full.

In the event that a non-payment refers to any concept other than principal on the Bridge Facility and, at that time, interest rates of a different amount are applicable to the amounts drawn down under the Bridge Facility, the default interest rate applicable to the said concepts shall be that which results from adding one (1) percentage point to the average interest rate of all those in force for the various drawdowns.

9.3.	Accrual, Capitalization and Payment

Default interest shall accrue day to day on sums payment of which was been delayed, on the basis of a 360-day year and in function of the number of days actually transpiring and shall be settled and paid monthly in arrears as from the occurrence of the default and through the date on which the latter ceases.

Default interest due and not paid shall be capitalized monthly (as well as on the date on which the default ceases to occur and on the date on which an interim payment is made) for purposes of the provisions of article 317 of the Commercial Code.

9.4.	Other Rights Arising from Default or Breach

The provisions of this clause may not be construed as a waiver or impairment of the rights to which the Financing Bank is entitled as a consequence of non-payment, in accordance with the provisions of other clauses of this Agreement.

10.	INDEMNITIES

The Borrower agrees to hold the Financing Bank harmless:

(a) Against any damage it suffers as deriving from the occurrence of any Early Termination Event and, as the case may be, from the declaration of early termination and the payment of any amount on a date other than that on which it should have been paid had the Agreement been performed by the Borrower without incident. For this purpose, and without prejudice to the potential consequences deriving from the breach of this Agreement, the Borrower shall pay to the Financing Bank the damages it causes thereto as a consequence of amortizations or payments made on a day other than the normal due date of the obligation or on a day that is not the last of an Interest Period, which shall in any case include Rupture or Fund Prospecting Costs, as duly justified.

Rupture or Fund Prospecting Costs shall be taken to mean (i) the differential against the Financing Bank obtained on the investment in the Euro Money Market of the amounts prepaid in comparison with the cost of those funds which would have been taken into consideration in order to determine the interest rate of the Interest Period within which the prepayment was made; and (ii) any other damage for the Financing Bank directly resulting from the cancellation, renewal or alteration of the liability transactions assigned to financing this transaction.

(b) Against any cost which either of them suffers as a result of obtaining the necessary funds in order to fill a request for Drawdown which does not come to be delivered to the Borrower due to a cause attributable to the latter; and

(c) Against any damage it may suffer as a consequence of acting on or giving credit to any notice from the Borrower.

11.	TAXES AND EXPENSES

11.1.	Indirect Taxes

All taxes, levies, contributions, duties, official rates and tax liens of any type, whether present or future, levied upon the formalization, application, enforcement and termination of this Agreement or the performance thereof, are for the exclusive expense of the Borrower.

11.2.	Corporate Income Tax of Financing Bank

In any case, the Corporate Income Tax levied upon the Financing Bank shall be for the account of the latter.

11.3.	Payments Net of Taxes and Grossing Up

All payments which the Borrower makes by virtue of this Agreement as repayment of principal, interest, fees, expenses or of any other nature, shall be free of any type of tax, lien or encumbrance and shall be made without deduction, all of which being for the account of the Borrower, with the exception of the taxes contemplated under clause 11.2.

If by legal obligation the Borrower becomes required to perform any withholding or make any interim payment for any concept on the interest payments it must make in accordance with this Agreement, the Borrower shall increase them by the necessary amount in order that the Financing Bank, after the withholding or interim payment has been made, receives the same amount as owed, as if such withholding or interim payment did not exist. In this case the Borrower shall send to the Financing Bank, as soon as possible, justification of payments made to the competent authority.

In the event that, subsequent to an additional payment made by the Borrower by virtue of the provisions of this clause the Financing Bank effectively and definitively recovers all or part of the amount withheld or deducted on account which caused such additional payment, the net amount recovered shall be delivered to the Borrower. The foregoing shall not grant the latter any right to access the books or records of the Financing Bank except in the context of a judicial dispute.

11.4.	Other Costs and Expenses

Apart from the payment obligations contracted in this Agreement for principal, interest, fees and indemnities, the Borrower assumes at its expense the obligation to pay any other expenses, brokerage fees, taxes, duties, official charges, stamp duties, liens, professional fees and other concepts, whether present or future, having their origin in or accruing as a consequence of the execution, amendment, enforcement or termination of this Agreement, including, in particular:

(a)	Professional fees, brokerage expenses and outlays of the notaries public that intervene in this Agreement, amendments thereof or notices, formal demands documented in attestations or necessary formalities for the performance thereof.

(b)	The Borrower, in any case, shall be responsible for paying the expenses relating to the intervention or public notarization of the Agreement, the obtaining of certified copies or originals intervened by the Notary Public for the Financing Bank. The Borrower hereby empowers the Financing Bank to obtain, at the expense of the Borrower, such originals, copies and notarial certifications of agreement with the record books as requested, fulfilling the requisites required by the Civil Procedure Act in order that enforcement may be dispatched, with the power to request them at the same time for itself, on behalf of and by express mandate by the Borrower, who for such purpose grants it and for which it lends its express, irrevocable consent.

(c)	Any taxes, duties, surcharges and official charges, whether state, provincial or local and autonomous, levied now or in the future on the Agreement, the establishment, amendment, enforcement and termination thereof.

(d)	Expenses, costs and judicial and non-judicial official charges, including attorney fees and court representative rights which accrue as a direct consequence of this Agreement, caused to the Financing Bank upon defending, preserving or enforcing, due to breach by the Borrower, any of the Financing Bank’s rights arising out of this Agreement.

12.	ADDITIONAL COST AND UNFORESEEN ILLEGALITY

12.1.	Additional Cost

In the event that by legal or regulatory provision, whether or not having its origin in the state, the Financing Bank is imposed obligations (such as ratios, reserves or necessary deposits, inter alia) which entail a decrease or negative variation of the return on the transaction for the Financing Bank or which carry with them an increase in the cost of funds taken in the market in which the Financing Bank seeks recourse in order to finance this Agreement, or limitations are imposed, whether on the interest rate or on fees, or whether of another nature, which carry with them a decrease of the revenues to which the Financing Bank was entitled under this Agreement, the Borrower shall be required to compensate the Financing Bank to the same extent to which the cost of the above-mentioned funds is increased and the decreased income. For such purpose, it will be necessary for the Financing Bank to accredit, via documentation, having incurred the aforesaid increase in cost or decrease in income and determine in a detailed and reasoned settlement the greater costs or lower income, and provided that this is not contrary to law.

Reciprocally, if by analogous provisions obligations of the Financing Bank disappear (such as ratios, reserves or necessary deposits, inter alia) which entail an increase or positive variation in the return on the transaction for the Financing Bank or which carry with them a decrease in the cost of funds taken in the market in which the

Financing Bank seeks recourse in order to finance this Agreement, or limitations are repealed, whether as regards interest rate or fees, or of another nature, which carry with them an increase in the income to which the Financing Bank was entitled under this Agreement, and provided that these circumstances carry with them an additional profit for the Financing Bank, the latter shall be required to compensate the Borrower, by rebating thereto the actual, proven advantage experienced by the Financing Bank.

12.2.	Unforeseen Illegality

When the fulfillment of any of the obligations arising out of this Agreement implies for the Financing Bank the violation of any legal or regulatory provision or regulatory measure ordered or binding interpretative criterion emanating from a competent authority or official body, the Financing Bank, after notifying the Borrower of the circumstances provoking the violation or illegality, may declare all of its obligations cancelled within a deadline of thirty (30) Business Days from the date of notice to the Borrower or within the deadline permitted by law in relation to the relevant innovation or change, if such deadline is shorter.

The Financing Bank shall adopt all reasonable measures to avoid or mitigate the effects of the circumstances contemplated in this clause, and shall consult the Borrower in good faith in order to find the means for the purpose expressed above, including transferring its share in this Agreement, subject to the Borrower’s consent, to another credit entity(ies) not affected by the circumstances in question.

If it is not possible to find an alternative measure satisfactory to the Financing Bank, the Borrower shall be required to repay the Bridge Facility to the Financing Bank and to make, at the same time, payment of the relevant interest calculated through the date on which payment actually takes place, as well as expenses (including Rupture or Funding costs) and other amounts which, in accordance with this Agreement, it must pay to the Financing Bank.

13.	REPRESENTATIONS OF THE BORROWER AND THE SHAREHOLDER

13.1.	Representations

The Borrower and the Shareholder make the representations listed below in favor of the Financing Bank and which are deemed to be of the essence to the granting of the Bridge Facility:

(a) That the Borrower is a company validly incorporated and registered with the Mercantile Registry, having its own legal status, legal capacity and capacity to contract sufficient for executing the Agreement and assuming all obligations for which it is responsible as deriving therefrom.

(b) That the Borrower has all permits, licenses, authorizations and other approvals which are necessary for carrying on its commercial activities in the manner and pursuant to the scope as it is presently doing, there not existing, to the best of its knowledge and belief, any reason or cause which may imply the revocation of any of them. Excepted from this representation are those permits, licenses, authorizations and approvals, the lack of which does not entail a Significant Adverse Effect.

For purposes of this Agreement, “Significant Adverse Effect” means any fact or circumstance which (i) significantly affects the financial or commercial position of the Borrower and the Borrower’s capacity to fulfill its payment obligations in relation to the Bridge Facility, or which (ii) implies making this Agreement null and void.

(c)	That the execution and performance of the Agreement (i) does not violate any existing legal provision to which the Borrower, the Shareholder or their businesses are subject, the Corporate Bylaws or any other contract or commitment acquired by the Borrower or by the Shareholder, (ii) does not require any authorization, approval, or registration by any person, body or entity to which the Borrower, the Shareholder or their businesses are subject.

(d)	That the authorized signatory(ies) on behalf of the Borrower and the Shareholder are legally empowered to bind the entity they represent in the Agreement.

(e)	That all information furnished by the Borrower and the Shareholder to the Financing Bank, including that of a financial nature, is correct and faithfully reflects their position, with no facts or omissions which impeach the veracity or accuracy of such information existing.

(f)	That the Borrower has sufficient legal title to use the assets necessary for performing its respective commercial activity in the manner as it has been doing up until now.

(g)	That the Borrower has not assumed any type of financial indebtedness other than the Bridge Facility.

(h)	That, to the best of their knowledge and belief, no fact or circumstance exists which has a Significant Adverse Effect on the Borrower or on the Shareholder.

(i)	That the Borrower and the Shareholder have complied with all commercial and civil (whether contract or tort), corporate, labor, environmental and tax obligations, the breach of which may have a Significant Adverse Effect.

(j)	That neither the Borrower nor the Shareholder have taken any step towards declaring or bringing a declaration of insolvency proceedings or insolvency, cessation of business, dissolution, receivership or reorganization, or for the appointment of a trustee, receiver, custodian or analogous civil servant, for all or part of their assets or business.

(k) That no litigation, proceeding or administrative, judicial or arbitration measure has been brought against the Borrower or the Shareholder, the result of which could reasonably have a Significant Adverse Effect.

(l) That no fact exists which constitutes an Early Termination Event or that, with the passage of time or subject to notice, may constitute an Early Termination Event.

For purposes of this Agreement, “best of knowledge and belief” means what an orderly and diligent businessperson should know or should have known following a prudent investigation.

13.2.	Effectiveness of Representations

The representations provided by clause 13.1 shall be deemed to be reiterated by the Borrower and the Shareholder on the last day of each Interest Period and upon each Drawdown by reference to the facts and circumstances existing as at the said date.

14.	OBLIGATIONS OF THE BORROWER AND THE SHAREHOLDER IN ADDITION TO PAYMENT OBLIGATIONS

14.1.	Reporting Obligations

Notwithstanding the further commitments assumed in this Agreement, the Borrower and the Shareholder agree to abide by the reporting obligations contemplated in this clause.

(a) Whenever reasonably requested by the Financing Bank, and as soon as reasonably possible, such information concerning the Borrower and the Shareholder as may reasonably be relevant in order to verify the veracity of the representations and the fulfillment of the obligations contained in this Agreement.

(b) As soon as the Borrower or the Shareholder become aware of same, to notify the Financing Bank of the occurrence of any Early Termination Event.

14.2.	Borrower’s Obligations to Act and Not Act

Notwithstanding the further commitments assumed in this Agreement, the Borrower agrees to abide by the obligations to act and not act contemplated in this clause.

(a) Earmark the amount of the Bridge Facility towards the purposes established in clause 1.2.

(b)	Not initiate any procedure aimed at merger, spin-off, winding-up or dissolution of the Borrower, except when entailing corporate reorganizations in which only companies of the same group as the Borrower intervene.

(c)	Not allow or authorize the transformation of the corporate form or a reduction of share capital.

(d)	Not carry out or allow any substantial modification of the activity constituting the Borrower’s corporate purpose.

(e)	Maintain and procure to maintain in force such authorizations, permits, licenses or approvals as may be required by any rule or required by any authority for the normal carrying on of the Borrower’s business activities.

(f)	Abide by, cause to abide by and maintain the effectiveness of all contracts and obligations to which it is party and the breach or termination of which could have a Significant Adverse Effect.

(g)	Not grant loans, post guarantees or transfer funds in favor of third parties in any legally or economically equivalent form.

(h)	Not assume or contract any type of financial indebtedness other than that deriving from this Agreement.

(i)	Not guarantee, bond or secure third party obligations.

(j)	Not offer, grant, or post any type of guarantee, pledge, mortgage or any other type of lien or encumbrance on its assets and rights in favor of third party creditors.

(k)	Not carry out reductions of capital or acquire treasury stock.

(l)	Abide by civil, commercial, administrative, environmental, tax, labor or any other type of law applicable thereto, as well as with permits and authorizations characteristic of its business activity, keeping them in force.

(m)	Maintain and preserve any licenses, permits or authorizations necessary for the normal implementation of its activities, and apply for such licenses, authorizations or permits as may be necessary, now or in the future, for the execution and performance of this Agreement.

(n)	Not distribute dividends to the Shareholder (or remunerate the latter, in its capacity as shareholder or non-trade creditor, or otherwise) or pay interest or principal on any loan or subordinated debt, until the obligations assumed by the Borrower under this Agreement have been cancelled in full.

	(o)	Not dispose of the shares of the Affected Company it acquires against the Bridge Facility unless, on the Interest Period expiration date immediately following the disposal date of said shares, the Borrower earmarks the full amount obtained (net of expenses and taxes) towards the voluntary prepayment of the Bridge Facility in the terms indicated in clause 6.2 (except for section (b) thereof which shall not be applicable to principal payments made in accordance with this clause).

	(p)	Keep the shares of the Affected Company financed by means of this Bridge Facility deposited in a securities account open at the Financing Bank.

14.3.	Shareholders’ Obligations

Notwithstanding the further commitments assumed in this Agreement, the Shareholder agrees to:

	(a)	Cause the Borrower to abide by the obligations to act and not act established in clause 14.2.

	(b)	Abide by, cause to abide and maintain the effectiveness of the contracts and obligations to which it is party and the breach or termination of which could have a Significant Adverse Effect.

	(c)	Not pledge or otherwise dispose of the shares of the Borrower.

15.	EARLY TERMINATION

15.1.	Early Termination Events

The facts or circumstances enumerated below constitute cases of breach of the Bridge Facility (“Early Termination Events”):

	(a)	If any payment obligation, whether for principal, interest, fees, expenses or any other concept due by virtue of this Agreement, is unpaid on its due date.

	(b)	If the Bridge Facility is not applied, in whole or in part, to the stipulated purpose.

	(c)	If any significant obligation, not a payment obligation, assumed by the Borrower or the Shareholder in the Agreement is breached and, especially, as a matter of illustration but without limitation, if any of the obligations contained in clause 14 are breached.

	(d)	In the event that the Borrower’s representations made in the Agreement are false or, when reiterated in accordance with the provisions of clause 13.2, cease to be true in some substantial aspect.

(e)	If the Borrower or the Shareholder ceases to pay any debt resulting from funds taken in loan or repayable funds otherwise obtained (including any debt deriving from hedging agreements or derivatives) other than those contracted in this Agreement.

(f)	If any judicial proceeding which carries with it attachment or seizure in an amount which, added to that of other proceedings of such characteristics, exceeds €10,000,000 (or the equivalent thereof in another currency) is brought against the Borrower or the Shareholder.

(g)	If, by effect of a general or special legal provision, or by decision of a competent authority, any of the obligations contracted by the parties in the Agreement turns out to be illegal, or is not valid, binding, enforceable or becomes impossible to fulfill and, within a deadline of thirty (30) calendar days, an alternative solution is not agreed to by the Borrower and the Financing Bank.

(h)	If the Borrower or the Shareholder files a petition to be declared in temporary receivership, bankruptcy or creditors’ proceedings or if, such petition having been filed by a third party, it is admitted by judicial resolution, or if any of the said companies is subjected to judicial administration or attachment, or is seized or taken over, or its shares or a substantial portion of its assets are expropriated, or it acknowledges its incapacity to pay its debts when due, or a renegotiation of all or a substantial part of its payment obligations is brought, or if any other action or similar act, whether judicial or private, is carried out which causes analogous effects, or the situation of insolvency of the Borrower or the Shareholder becomes evident for any reason and, when brought by third parties, is not stayed or dismissed within a period of twenty (20) Business Days from the time in which knowledge thereof is received.

(i)	If for any cause the Borrower or the Shareholder totally ceases in its business activity, or reduces it substantially, or modifies it radically, or convenes or holds a General Shareholders’ Meeting to decide any such measures, or if they become subject to a legal cause for dissolution or winding-up.

(j)	If the Shareholder ceases to be the holder of 100% of the equity capital of the Borrower.

(k)	If the Personal Guarantee granted by the Shareholder in clause 16 of this Agreement ceases to be valid or effective for any reason.

The Borrower shall have a period of twenty (20) calendar days from the notice of the Early Termination Event or from when it becomes aware of the existence of an Early Termination Event (whichever occurs first) to cure said Early Termination Event without the early termination of the Bridge Facility taking place, except in circumstances (a), (b), (g), (h), (i), (j) and (k) in which there will be no grace period for the effects provided herein to take place.

15.2.	Effects of Total Early Termination

Once the Borrower has been notified, the early termination will produce the following effects:

	(i)	the cancellation of the availability of the Bridge Facility if it has not been paid-out;

	(ii)	the Borrower’s obligation to immediately repay the entire outstanding balance of principal drawn down and pending repayment;

	(iii)	interest accrued and any fees, expenses and other concepts owed by the Borrower becoming immediately due and payable;

	(iv)	the Borrower’s obligation to indemnify the Financing Bank for the damage contemplated under subclause 10 (a) which may be caused to it by the repayment of the Bridge Facility by the Borrower on a date other than those on which interest in progress falls due, as a consequence of a lower return on its investment to the contemplated maturity in comparison with the cost attributable to obtaining those funds when they were delivered to the Borrower, as per the accrediting settlement which must be presented by the Financing Bank;

	(v)	the accrual of default interest on the amounts owed in accordance with the preceding sections if not paid immediately upon the early termination being declared.

16.	SIGNATURE GUARANTEE

(A)	The Shareholder hereby establishes itself as joint and several guarantor of any obligation the Borrower holds vis-à-vis the Financing Bank as a consequence of this Agreement (including, without limitation, principal, interest, fees, costs, expenses, damages and any other concept).

The guarantee referred to in this section (A) shall be referred to as the “Signature Guarantee”.

(B)	The Signature Guarantee shall be in force as long as all obligations having their origin in the Agreement have not been fulfilled, to the satisfaction of the Financing Bank.

(C)	The Shareholder expressly waives the benefits of order, division and excussion. The Shareholder also expressly waives opposing set-off and any personal, own exception or of any other obligor. The Financing Bank may demand the performance of the obligations from the Shareholder directly, in accordance with article 1144 of the Civil Code, and with no need to first make a claim against the Borrower, or to make a joint claim against the Borrower and the Shareholder.

(D)	In case of enforcement of the Signature Guarantee and effective payment thereof by the Shareholder, the Shareholder shall subrogate in the rights that the Financing Bank has against the Borrower. The rights so acquired by subrogation or which for any other reason derive from the payment of the Signature Guarantee shall be subordinated to the rights that the Financing Bank may have vis-à-vis the Borrower by virtue of this Agreement in such a manner that the Shareholder may not enforce its rights against the Borrower until the total settlement of the debt of the latter vis-à-vis the Financing Bank by virtue of this Agreement.

(E)	The Shareholder acknowledges that any amounts it owes to the Financing Bank as a consequence of the enforcement of the Signature Guarantee may be set-off by the Financing Bank against any balances, rights or credits that the Shareholder maintains from time to time with the Financing Bank.

(F)	The Shareholder expressly accepts that its Signature Guarantee shall remain in force in all of its terms in light of any assignments, novations, amendments or extensions of the Agreement.

(G)	In case of insolvency proceeding of the Borrower, the Shareholder’s liability shall not be decreased by any agreements, stays of execution or forbearance which have received the favorable vote of the Financing Bank.

17.	SETTLEMENT OF BALANCE DUE AND JUDICIAL ENFORCEMENT

17.1.	Settlement and Enforcement against the Borrower

In case of ordinary or early termination of the Bridge Facility or total or partial termination of the Agreement, the Financing Bank may perform a settlement of the account mentioned in clause 3, it being expressly agreed that the balance which results from the said settlement, as duly certified by the Financing Bank, shall be the amount due and payable (in accordance with the provisions of articles 571 and 572 of Law 1/2000, of January 7, on Civil Procedure) for purposes of payment and dispatch of enforcement or for purposes of judicial or non-judicial claims. The amount payable resulting from the said settlement shall be notified to the Borrower and to the Shareholder, in accordance with the provisions of article 572.2 in fine of the above-mentioned Law.

A copy of this Agreement, as notarized pursuant to the formalities established by Law 1/2000, of January 7, on Civil Procedure, accompanied by the following documents, shall have executory force:

(a) Certification issued by the Notary Public that intervened in the notarization or the one that preserves his Official Records, accrediting the conformity of the copy of the Agreement so notarized with the entries of the Official Records and the date of the latter.

	(b)	The certification referred to by paragraph one of this clause, expressing the balance of the account mentioned in clause 3, resulting from the settlement performed by the Financing Bank. In said certification, the Notary Public intervening at the request of the Financing Bank shall state for the record that the settlement of the Borrower’s debt has been performed in the manner stipulated by the Parties in this Agreement.

	(c)	The statement of the line items pending debit and credit and those pertaining to the application of interest which determine the specific balance for which the dispatch of enforcement of requested.

	(d)	The document accrediting the Borrower and the Shareholder having been notified of the amount due and payable, in accordance with the provisions of paragraph one of this clause.

17.2.	Settlement and Enforcement Against the Shareholder

In accordance with the provisions of articles 572.2 and related of the Civil Procedure Act, for the purpose of making any judicial or non-judicial claim, or proceeding with the enforcement of the Guarantee against the Shareholder, the parties expressly agree as follows:

	(a)	The amounts owed from time to time by the Borrower, secured by the Guarantee, shall be those determined in accordance with the procedure established under clause 17.1, supra. This amount shall have attestable value in court and shall take all legal effects.

	(b)	The Financing Bank shall notify the Borrower and the Shareholder of the amount of the balance resulting from the calculation made in accordance with this clause. The amounts enforceable against the Shareholder shall be the amount of the resulting balance. The original policy of this Agreement drawn up pursuant to the formalities established by article 517.5 of the Civil Procedure Act, accompanied by the certification issued by the intervening Notary Public accrediting the conformity of this policy with the entries of his official records and the date of the latter, shall have executory force.

18.	SET-OFF

The Borrower and the Shareholder expressly authorize the Financing Bank to apply towards the payment of any amounts due and not paid by either of them as a consequence of this Agreement, the monetary balances which stand to their favor at the Financing Bank, whether in current, savings accounts, or any other present or future cash deposit.

The authority contemplated in this clause shall be directly applicable to the balances described in the above paragraph even if not denominated in the currency of the Bridge Facility, in which case the Financing Bank may make the relevant conversion at the market rates then in force as reported by the Reference Banks.

19. COMPUTATION OF TIME PERIODS

For purposes of computing the time periods contemplated in this Agreement, the following definitions contained in this clause shall be used:

“hours” (n.b. expressed as a.m. or p.m. in English translation in lieu of the 24-hour clock) means Madrid time, unless otherwise expressly established.

“calendar day” means all days of the Gregorian calendar. For time periods indicated by days, they shall be deemed to be calendar days unless otherwise expressly established.

“Business Day” means: (i) for the payments contemplated in this Agreement, days on which the Trans-European Automated Real Time Gross Settlement Express Transfer System (TARGET) is operative, (ii) for cases other than those contemplated under section (i), all days of the week, except Saturdays, Sundays, Madrid holidays, and days on which the Trans-European Automated Real Time Gross Settlement Express Transfer System (TARGET) is closed or is not operative.

“week” means the period between one given day and the same day of the following week, both inclusive.

“month” means the period between one given day and the day of the same number of the following month, both inclusive, unless such following month does not have a day with that number, in which case it shall end on the last day of this following month.

“quarter” or “three months” means the period of time between a given day and the day of the same number of the third consecutive month following in the calendar, both inclusive, unless such third month does not have a day with that number, in which case it shall end on the last day of that third month.

“half year” or “six months” means the period of time calculated from any given day and the day of the same number of the sixth consecutive month following in the calendar, both inclusive, unless such sixth month does not have a day with that number, in which case it shall end on the last day of that sixth month.

“year” or “twelve months” means the period of time calculated from any given day and the day of the same number of the twelfth consecutive month following in the calendar, both inclusive, unless such twelfth following month does not have a day with that number, in which case it shall end on the last day of that twelfth month.

The dates established in this Agreement for making any payment which are non-business days shall be deemed to be transferred to the first following Business Day, unless this falls within the following month of the calendar, in which case they shall be deemed to be transferred to the Business Day immediately preceding the former. If this determines a greater or lesser duration in a period of time which must conclude on that payment date, the extension or reduction of the period so taking place shall be deducted from, or added to, respectively, the immediately following period making for continuity with the former.

20.	NOTICES

20.1.	Form of Giving Notices

Communications between the Borrower and the Financing Bank deriving from this Agreement for which no special form is contemplated, shall be made by using any means which allows leaving a record of the sending and receipt thereof.

Written notices shall be deemed to be duly given when carried out through sending, sufficiently in advance in each case, of a telegram, burofax or fax sent to the respective addresses and numbers listed in the following paragraphs, or by hand through a messenger services that obtains an acknowledgement of receipt by the recipient. The receipt for issuance of the telegram, or the original burofax or fax reflecting the receipt thereof at the numbers and addresses indicated, shall constitute attestable evidence of the communication, with the exception that telegraphic and fax communications (not those sent through the burofax service offered by the public Postal services) must be confirmed by letters signed by a person holding authority for the communication that has been made, sent by certified mail or messenger service, obtaining an acknowledgement of receipt by the recipient or by return receipt acknowledged through the same channel by the recipient thereof.

20.2.	Addresses and Accounts

The addresses, fax identification numbers, contact persons and, as the case may be, bank account numbers of all those intervening in this Agreement, are as listed in Schedule 2.

20.3.	New Addresses

Any change in the addresses indicated in this Agreement shall not take effect until notified in proper form to the other party five (5) days in advance.

21.	ASSIGNMENTS

21.1.	Assignment by Financing Banks

The Financing Bank may assign to third parties, in whole or in part, its contractual position in this Agreement, provided that the following requisites are met:

	a)	That the assignee shall be a financial institution or credit entity of the European Union.

	b)	That the assignment shall be notified to the Borrower five (5) days in advance of the date it is executed.

c)	That the Borrower shall not assume vis-à-vis the assignee greater obligations than those it had contracted with the assignor, nor shall the assignment entail any additional cost to the Borrower, including, in particular, that the assignment not entail for the Borrower greater obligations or costs than it would have been responsible for by virtue of clauses 10, 11 and 12 with respect to the assignor.

d)	That the amount of the assignment shall be for a minimum of €100,000,000, except in the event that the entire share of the Financing Bank is assigned, in which case the assignment may be made for the amount of the total outstanding share of the assignor.

e)	That the Borrower shall consent to the assignment proposed by the assignee, which consent may not be unreasonably withheld. The Borrower’s consent shall not be necessary when (i) entailing an assignment that the Financing Bank makes in favor of a company belonging to its group, or (ii) the Borrower is subject to any of the Early Termination Events of clause 15.1, supra.

The assignments referred to in this clause 21.1, shall only be binding upon and take effect with respect to the Borrower and the Shareholder when all of the requisites expressed in the above paragraphs have been fulfilled.

The Borrower and the Shareholder are required, if requested to do so by the assignor or the assignee, and provided that the requisites provided by this clause are fulfilled, to appear by themselves before the Notary Public named by the assignor or the assignee at the cost of the assignor or the assignee, in order to lend their consent to any assignment made and to formalize the subjective novation occurring in this Agreement, as well as to notify the assignment to the Bank of Spain, if the assignor or the assignee are not residents in Spain, as required from time to time by applicable regulations.

The assignor is required to send to the Borrower and the Shareholder an authorized copy of the notarized deed or policy of assignment within a period of five (5) days prior to the effective date of the assignment.

21.2.	Assignment by the Borrower and the Shareholder

The contractual position, rights and obligations of the Borrower or the Shareholder shall in no case and under no circumstance be assignable or transferable.

22.	CONFIDENTIALITY

The Financing Bank agrees to maintain confidentiality with regard to the execution of this Agreement, the terms and conditions contained therein, and any other confidential information which has been furnished thereto by the Borrower on the occasion of the preparation, negotiation, execution or performance of this Agreement.

Notwithstanding the provisions of the above paragraph, the Financing Bank may disclose any type of information:

(i) to banking supervision entities, to the tax administration or to any other administrative or judicial authority that has jurisdiction over the Financing Bank;

(ii) to the auditors or legal counsel of the Financing Bank; or

(iii) to any other person, as long as (x) this is required by a legal or regulatory rule; (y) the disclosure of the confidential information is made after the formalization of the Acquisition in the context of the structuring of the Syndicated Facility; or (z) it is previously authorized by the Borrower in writing, it being established that the granting of said authorization by the Borrower may not be unreasonably deferred, delayed or withheld.

23.	JURISDICTION

The Parties, waiving the venue to which they may be entitled, hereby expressly submit to the jurisdiction and competency of the Courts and Tribunals of the City of Madrid.

24.	GOVERNING LAW

This Agreement shall be governed and construed in accordance with Spanish common law.

25.	PUBLIC NOTARIZATION

Either Party may demand from the other the public notarization of this Agreement. The expenses deriving from public notarization shall be for the account and expense of the party so requesting.

IN WITNESS WHEREOF, the Parties hereby sign this and the following pages of this Agreement in three counterparts, each an original, one for the Borrower, the other for the Shareholder and the other for the Financing Bank.

BANCO SANTANDER CENTRAL HISPANO, S.A.

/s/ Pablo Faustino Lastra Moreno	/s/ Manuel Pérez Peral
Name: Pablo Faustino Lastra Moreno	Manuel Pérez Peral

SACYR VALLEHERMOSO, S.A.

/s/ Luis Fernando del Rivero Asensio
Luis Fernando del Rivero Asensio

SACYR VALLEHERMOSO PARTICIPACIONES MOBILIARIAS, S.L.

/s/ Luis Fernando del Rivero Asensio
Luis Fernando del Rivero Asensio

SCHEDULE 1

Request for Drawdown

                                                                             [Place and date]

To: [Financing Bank] [Address] Att: Mr. [ ] From: [Borrower]

Subject: Bridge Credit Facility Agreement executed on ******** **, 2006 (the “Agreement”)

Dear Sirs:

In accordance with the provisions of the Agreement and, specifically, clause 2 thereof, we hereby request a Drawdown in the terms detailed below.

The terms and definitions of this notice shall have the same meaning as in the Agreement.

a)	Drawdown Date: *
b)	Amount of Drawdown: € *
c)	Interest Period: * months
d)	Purpose:

     [To finance the acquisition price of the purchase order given on the date * to * on shares of the Affected Company which was executed on that same day for a total amount of € *.]

     [To finance € * as expenses incurred by the Borrower associated with the acquisition referred to above.]

In accordance with the provisions of clause 2.2 of the Agreement, we expressly declare that the conditions precedent established in clause 2.1 of the Agreement remain in force.

Very truly yours,

[Signature of legal representatives of the Borrower]

SCHEDULE 2

Notices

To BANCO SANTANDER CENTRAL HISPANO, S.A.

  Amadeo Martínez Peral
  Area de Financiaciones Estructuradas (Structured Finance Area)
  Ciudad Grupo Santander
  Edificio Amazonia, segunda planta
  28660 Boadilla del Monte, Madrid
  Telephone: 91 2891092
  Fax: 912571614
  E-mail: amadmartinez@gruposantander.com

To SACYR VALLEHERMOSO PARTICIPACIONES MOBILIARIAS, S.L. and SACYR VALLEHERMOSO, S.A.

  José Puelles Gallo.
  Paseo de la Castellana 83-85
  28046 Madrid
  Telephone: 915455051
  Fax: 915567555
  E-mail: jpuelles@gruposyv.com